                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1.   Investment Company Act File Number: 811-07687,            Date examination
     811-03313, 811-05309, 811-07680, 811-21193, 811-07678,    completed:
     811-05642, 811-06404, 811-06640, 811-07444, 811-07838,
     811-21824
                                                               May 31, 2008

2.   State identification Number:

AL             AK             AZ             AR              CA               CO
CT             DE             DC             FL              GA               HI
ID             IL             IN             IA              KS               KY
LA             ME             MD             MA              MI               MN
MS             MO             MT             NE              NV               NH
NJ             NM             NY             NC              ND               OH
OK             OR             PA             RI              SC               SD
TN             TX             UT             VT              VA               WA
WV             WI             WY             PUERTO RICO
Other (specify:

3.   Exact name of investment company as specified in registration statement:

     First American Strategy Funds, Inc., First American Funds, Inc., First American Investment Funds, Inc., Minnesota Municipal Income Portfolio Inc., First American Minnesota Municipal Income Fund II, Inc., American Municipal Income Portfolio Inc., American Income Fund, Inc., American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc. II, American Strategic Income Portfolio Inc. III, American Select Portfolio Inc., Mount Vernon Securities Lending Trust

4. Address of principal executive office (number, street, city, state, zip code):

     800 Nicollet Mall
     Minneapolis, MN 55402

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

    Management Statement Regarding Compliance With Certain Provisions of the
                         Investment Company Act of 1940

October 2, 2008

I, as a member of management of the Strategy Aggressive Allocation Fund, Strategy Growth & Income Allocation Fund, Strategy Growth Allocation Fund, Strategy Income Allocation Fund, and Income Builder Fund of the First American Strategy Funds, Inc. (referred to collectively as the "funds"), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of May 31, 2008, and from March 31, 2008 through May 31, 2008.

Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2008, and from March 31, 2008 through May 31, 2008, with respect to securities reflected in the investment accounts of the funds.


By: /s/ Charles D. Gariboldi, Jr.
    -----------------------------------
    Charles D. Gariboldi, Jr.
    Treasurer
    First American Strategy Funds, Inc.

             Report of Independent Registered Public Accounting Firm

The Board of Directors
First American Strategy Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Strategy Aggressive Allocation Fund, Strategy Growth & Income Allocation Fund, Strategy Growth Allocation Fund, Strategy Income Allocation Fund, and the Income Builder Fund of the First American Strategy Funds, Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the Act) as of May 31, 2008. Management is responsible for the funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2008, and with respect to agreement of security purchases and sales, for the period from March 31, 2008 (the date of our last examination) through May 31, 2008:

     - Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston), without prior notice to management;

     - Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees or transfer agents;

     - Reconciliation of all such securities to the books and records of the funds and U.S. Bank National Association (the Custodian); and

     - Agreement of two security purchases and two security sales or maturities since our last report from the books and records of the funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds' compliance with specified requirements.

In our opinion, management's assertion that the funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of May 31, 2008, with respect to securities reflected in the investment accounts of the funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 2, 2008

    Management Statement Regarding Compliance With Certain Provisions of the
                         Investment Company Act of 1940

October 2, 2008

I, as a member of management of the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of the First American Funds, Inc. (referred to collectively as the "funds"), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of May 31, 2008, and from March 31, 2008 through May 31, 2008.

Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2008, and from March 31, 2008 through May 31, 2008, with respect to securities reflected in the investment accounts of the funds.


By: /s/ Charles D. Gariboldi, Jr.
    ---------------------------------
    Charles D. Gariboldi, Jr.
    Treasurer
    First American Funds, Inc.

             Report of Independent Registered Public Accounting Firm

The Board of Directors
First American Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of the First American Funds, Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of May 31, 2008. Management is responsible for the funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2008, and with respect to agreement of security purchases and sales, for the period from March 31, 2008 (the date of our last examination) through May 31, 2008:

     - Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston), without prior notice to management;

     - Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

     - Reconciliation of all such securities to the books and records of the funds and U.S. Bank National Association (the Custodian);

     - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian's records; and

     - Agreement of one security purchase and one security sale or maturity since our last report from the books and records of the funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds' compliance with specified requirements.

In our opinion, management's assertion that the funds complied with the requirements of subsections (b) and (c) of the Act as of May 31, 2008, with respect to securities reflected in the investment accounts of the funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 2, 2008

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

October 2, 2008

I, as a member of management of the following Funds:

Tax Free Funds - Arizona Tax Free Fund, California Intermediate Tax Free Fund, California Tax Free Fund, Colorado Intermediate Tax Free Fund, Colorado Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Missouri Tax Free Fund, Nebraska Tax Free Fund, Ohio Tax Free Fund, Oregon Intermediate Tax Free Fund, Tax Free Fund, Short Tax Free Fund;

Bond Funds - Core Bond Fund, High Income Bond Fund, Total Return Bond Fund, Intermediate Term Bond Fund, Short Term Bond Fund, U.S. Government Mortgage Fund, Intermediate Government Bond Fund, Inflation Protected Securities Fund;

Equity Funds - Real Estate Securities Fund, Small Mid Cap Core Fund, Small Cap Growth Opportunities Fund, Small Cap Value Fund, Small Cap Select Fund, Mid Cap Value Fund, Mid Cap Growth Opportunities Fund, Large Cap Value Fund, Large Cap Select Fund, Large Cap Growth Opportunities Fund, Balanced Fund, Equity Income Fund;

Quantitative Funds - Quantitative Large Cap Core Fund, Quantitative Large Cap Growth Fund, Quantitative Large Cap Value Fund;

Index Funds - Equity Index Fund, Mid Cap Index Fund, and Small Cap Index Fund;

of the First American Investment Funds, Inc. (referred to collectively as the "funds"), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of May 31, 2008, and from March 31, 2008 through May 31, 2008.

Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2008, and from March 31, 2008 to May 31, 2008, with respect to securities reflected in the investment accounts of the funds.


By: /s/ Charles D. Gariboldi, Jr.
    -------------------------------------
    Charles D. Gariboldi, Jr.
    Treasurer
    First American Investment Funds, Inc.

             Report of Independent Registered Public Accounting Firm

The Board of Directors
First American Investment Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the following Funds:

     Tax Free Funds - Arizona Tax Free Fund, California Intermediate Tax Free Fund, California Tax Free Fund, Colorado Intermediate Tax Free Fund, Colorado Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Missouri Tax Free Fund, Nebraska Tax Free Fund, Ohio Tax Free Fund, Oregon Intermediate Tax Free Fund, Tax Free Fund, Short Tax Free Fund;

     Bond Funds - Core Bond Fund, High Income Bond Fund, Total Return Bond Fund, Intermediate Term Bond Fund, Short Term Bond Fund, U.S. Government Mortgage Fund, Intermediate Government Bond Fund, Inflation Protected Securities Fund;

     Equity Funds - Real Estate Securities Fund, Small Mid Cap Core Fund, Small Cap Growth Opportunities Fund, Small Cap Value Fund, Small Cap Select Fund, Mid Cap Value Fund, Mid Cap Growth Opportunities Fund, Large Cap Value Fund, Large Cap Select Fund, Large Cap Growth Opportunities Fund, Balanced Fund, Equity Income Fund;

     Quantitative Funds - Quantitative Large Cap Core Fund, Quantitative Large Cap Growth Fund, Quantitative Large Cap Value Fund;

     Index Funds - Equity Index Fund, Mid Cap Index Fund, and Small Cap Index Fund;

of the First American Investment Funds, Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of May 31, 2008. Management is responsible for the funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2008, and with respect to agreement of security purchases and sales, for the period from March 31, 2008 (the date of our last examination) through May 31, 2008:

     - Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management;

     - Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston);

     - Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

     - Reconciliation of all such securities to the books and records of the funds and the Custodian; and

     - Agreement of three security purchases and four security sales or maturities since our last report from the books and records of the funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds' compliance with specified requirements.

In our opinion, management's assertion that the funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of May 31, 2008, with respect to securities reflected in the investment accounts of the funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 2, 2008

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

October 2, 2008

I, as a member of management of the American Income Fund, Inc., American Municipal Income Portfolio Inc., and Minnesota Municipal Income Portfolio Inc., and First American Minnesota Municipal Income Fund II, Inc. (referred to collectively as the "funds"), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of May 31, 2008, and from March 31, 2008 through May 31, 2008.

Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2008, and from March 31, 2008 through May 31, 2008, with respect to securities reflected in the investment accounts of the funds.


/s/ Charles D. Gariboldi, Jr.
-----------------------------------------
Charles D. Gariboldi, Jr.
Treasurer
American Income Fund, Inc.
American Municipal Income Portfolio Inc.
Minnesota Municipal Income Portfolio Inc.
Minnesota Municipal Income Fund II Inc.

             Report of Independent Registered Public Accounting Firm

The Board of Directors
American Income Fund, Inc.
American Municipal Income Portfolio Inc.
Minnesota Municipal Income Portfolio Inc.
First American Minnesota Municipal Income Fund II, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Income Fund, Inc., American Municipal Income Portfolio Inc., Minnesota Municipal Income Portfolio Inc., and First American Minnesota Municipal Income Fund II, Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the Act) as of May 31, 2008. Management is responsible for the funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2008, and with respect to agreement of security purchases and sales, for the period from March 31, 2008 (the date of our last examination) through May 31, 2008:

     - Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management;

     - Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston);

     - Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

     - Reconciliation of all such securities to the books and records of the funds and the Custodian;

     - Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian's records; and

     - Agreement of one security purchase and one security sale or maturity since our last report from the books and records of the funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds' compliance with specified requirements.

In our opinion, management's assertion that the funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of May 31, 2008, with respect to securities reflected in the investment accounts of the funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 2, 2008

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

October 2, 2008

I, as a member of management of the American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc. II, American Strategic Income Portfolio Inc. III and American Select Portfolio Inc. (referred to collectively as the "funds"), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of May 31, 2008, and from March 31, 2008 through May 31, 2008.

Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2008, and from March 31, 2008 through May 31, 2008, with respect to securities reflected in the investment accounts of the funds.


By: /s/ Charles D. Gariboldi, Jr.
    --------------------------------------------
    Charles D. Gariboldi, Jr.
    Treasurer
    American Strategic Income Portfolio Inc.
    American Strategic Income Portfolio Inc. II
    American Strategic Income Portfolio Inc. III
    American Select Portfolio Inc.

             Report of Independent Registered Public Accounting Firm

The Board of Directors
American Strategic Income Portfolio Inc.
American Strategic Income Portfolio Inc. II
American Strategic Income Portfolio Inc. III and
American Select Portfolio Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc. II, American Strategic Income Portfolio Inc. III, and American Select Portfolio Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of May 31, 2008. Management is responsible for the funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2008, and with respect to agreement of security purchases and sales, for the period from March 31, 2008 (the date of our last examination) through May 31, 2008:

     - Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management;

     - Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of the Custodian in St. Paul, Minnesota;

     - Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

     - Reconciliation of confirmation results as to all such securities to the books and records of the funds and the Custodian;

     - Confirmation of all repurchase and reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian's records; and

     - Agreement of one security purchase and one security sale or maturity since our last examination from the books and records of the funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds' compliance with specified requirements.

In our opinion, management's assertion that the funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of May 31, 2008, with respect to securities reflected in the investment accounts of the funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 2, 2008

    Management Statement Regarding Compliance With Certain Provisions of the
                         Investment Company Act of 1940

October 2, 2008

I, as a member of management of the Mount Vernon Securities Lending Prime Portfolio of the Mount Vernon Securities Lending Trust (referred to as the "portfolio"), am responsible for complying with the requirements of subsections
(b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the portfolio's compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of May 31, 2008, and from March 31, 2008 through May 31, 2008.

Based on this evaluation, I assert that the portfolio was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of May 31, 2008, and from March 31, 2008 through May 31, 2008, with respect to securities reflected in the investment accounts of the portfolio.


By: /s/ Charles D. Gariboldi, Jr.
    -------------------------------------
    Charles D. Gariboldi, Jr.
    Treasurer
    Mount Vernon Securities Lending Trust

             Report of Independent Registered Public Accounting Firm

The Board of Directors
Mount Vernon Securities Lending Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Mount Vernon Securities Lending Prime Portfolio of the Mount Vernon Securities Lending Trust (referred to as the portfolio) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of May 31, 2008. Management is responsible for the portfolio's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the portfolio's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the portfolios' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2008, and with respect to agreement of security purchases and sales, for the period from March 31, 2008 (the date of our last examination) through May 31, 2008:

     - Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management;

     - Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

     - Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

     - Reconciliation of all such securities to the books and records of the portfolio and the Custodian.

     - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian's records; and

     - Agreement of five security purchases and five security sales or maturities since our last report from the books and records of the portfolios to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the portfolio's compliance with specified requirements.

In our opinion, management's assertion that the portfolio complied with the requirements of subsections (b) and (c) of the Act as of May 31, 2008, with respect to securities reflected in the investment accounts of the portfolio, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the portfolio and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 2, 2008


                                                                               2